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                                                  Exhibit 10(a)


                           EMPLOYMENT AGREEMENT


       THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the first day of September, 1996 by and between Interstate Waste Technologies, Inc., a Delaware corporation (the "Company"), and Francis C. Campbell.

       In consideration of the mutual covenants herein contained, the parties agree to be bound by the following terms and conditions:

I.     POSITION AND AUTHORITY

       Francis C. Campbell (the "Employee") will hold the title of Executive Vice President and Chief Operating Officer of the Company. The Employee shall report to the Chief Executive Officer of the Company.

II.    TERM

       The term of employment of the Employee by the Company hereunder (the "Term") shall begin on September 1, 1996, and shall expire on August 31, 1998 and thereafter for successive one-year terms; provided however, that either party may terminate this Agreement on sixty (60) days prior written notice, and the Company may terminate this Agreement for "cause" (defined in Section VIII below) immediately upon written notice. In addition, on the occurrence of the closing of the initial financing adequate to complete the initial waste disposal facility developed by the Company or by an organization in which the Company (or any affiliate of the Company organized to engage in the waste disposal/power generation business (an "Operating Affiliate")) has at least a 50% equity interest or some lesser equity interest approved by the Company's board of directors (the "Financial Closing"), the expiration date of the then effective Term shall be extended by an additional three (3) years, subject again to the same notice proviso set forth in the preceding sentence. Any renewal or extension periods of employment pursuant to this Section II shall also be included in the Term for purposes of this Agreement.

III.   COMPANY RULES AND REGULATIONS

       The Employee agrees to comply with all directives of the Board of Directors and the Chief Executive Officer and all written rules, policies, and regulations of the Company, including, but not limited to, those set forth in the Employee Handbook as in effect from time to time, and to carry out and perform such directives, policies, and mandates of the Company as set forth herein. In the event of an express conflict between the terms of this Agreement and the written rules, policies, and regulations of the Company, as set forth in the Employee Handbook, the terms of this Agreement shall govern.

IV.   LOCATION OF EMPLOYMENT

       The Employee's office location will be in the Malvern, Pennsylvania area. The Employee acknowledges that performance of his duties may require frequent travel and/or extended periods away from his office and that his office may be relocated for appropriate business reasons at the direction of the Company's Board of Directors.

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V.     DUTIES AND RESPONSIBILITIES

      A. The Employee's authority and obligations are set forth in a document entitled "Job Description," which is attached hereto as Exhibit A and which may be amended from time to time by the Chief Executive Officer or the Board of Directors.

            B. The Employee agrees to devote his entire professional time, energy, and ability to the proper and efficient performance of professional services for the Company and its Operating Affiliates. Without the prior express written authorization of the Company, the Employee shall not, directly or indirectly, during his employment with the Company render services of a professional nature to any other person or firm, whether for compensation or otherwise.

            C. During the Term and for a period of three (3) years thereafter, the Employee shall not, without the written consent of the Board of Directors or a person authorized by the Board of Directors, disclose to any person other than as required by law or court order, or other than to an authorized employee of the Company or its affiliates, or to a person to whom disclosure is necessary or appropriate in connection with the performance by the Employee of his duties as an executive of the Company (e.g., disclosure to the Company's or its affiliates' outside accountants or bankers of financial data properly requested by such persons and approved by an authorized officer of the Company), any confidential information obtained by him while in the employ of the Company with respect to the Company or its affiliates, including confidential information regarding any of the Company's or its affiliates' business opportunities or projects (collectively "Projects"); provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Employee). The Employee shall be allowed to disclose confidential information to his attorney solely for the purpose of ascertaining whether such information is confidential within the intent of this Agreement; provided, however, that the Employee (a) discloses to his attorney the provisions of this subsection C and (b) agrees not to waive the attorney-client privilege with respect thereto.

            D. While the Employee is employed by the Company hereunder, the Employee shall make available to the Company business opportunities that come to his attention or to the attention of persons (other than natural persons) under his control, and shall promptly provide to the Chief Executive Officer of the Company all material facts regarding such opportunities.

            E. During the Term and for a one-year period following the termination of the Term, the Employee agrees that he shall not compete with the Company or any of its affiliates without the prior written consent of the Board of Directors. For purposes of this Agreement, the term "compete" shall mean participating as a more than five percent (5%) stockholder, an officer, a director, an employee, a partner, an agent, a consultant, or in any other individual or representative capacity in any business entity engaged in the business of consulting with respect to, developing, designing, or constructing waste disposal facilities within North America and/or the Caribbean. During the Term and for a period of two years following termination of the Term, the Employee shall not engage in any Prohibited Solicitation. For purposes of this Agreement, the term "Prohibited Solicitation" shall mean (i) contacting directly or indirectly

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regarding any business relating to waste disposal and/or power generation any potential customer (A) to which the Company or any of its affiliates made a proposal during the Term, (B) which issued to the Company, or disclosed to the Company plans to issue, during the Term any request for proposal or invitation for bids regarding waste disposal facilities or, (C) about which a prospective project was reported or advertised during the Term in either of the trade publications The Resource Recovery Report or Sludge, or (ii) employing or soliciting for employment any employees of the Company or any of its affiliates. In the event the restrictions against engaging in a competitive activity or Prohibited Solicitation contained in this subsection E shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, this subsection E shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The Employee acknowledges that a breach of the restrictions against engaging in a competitive activity or Prohibited Solicitation contained in this subsection E may cause irreparable damage to the Company or its affiliates, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach may be inadequate. Accordingly, the Employee and the Company agree that if the Employee breaches the restrictions against engaging in a competitive activity or Prohibited Solicitation contained in this subsection E, in addition to any other remedies to which it or they may be entitled then the Company or its affiliates shall be entitled to equitable relief, including but not limited to injunctive relief, without posting bond or other security.

VI.   COMPENSATION

       A. The Employee shall be compensated by the Company with an annual base salary payable semi-monthly ("Annual Base Salary"). Initially, the Annual Base Salary payable to the Employee shall be $150,000. The Employee's Annual Base Salary shall be increased (i) to $175,000 commencing on the first month next following the execution by the Company or an Operating Affiliate and a customer of a definitive service agreement for waste disposal (a "Service Agreement"), and (ii) to $200,000 commencing on the first of the month next following the Financial Closing.

      B. The Employee shall receive a financing bonus (a "Project Financing Bonus") and a completion bonus (a "Project Completion Bonus") of $25,000 and $75,000, respectively, per each processing line of Thermoselect, Noell or similar technology to be installed in a facility in which the Company or any Operating Affiliate has at least a 50% equity interest or a lesser equity interest approved by the Company's board of directors. The Employee shall be entitled to receive a Project Financing Bonus upon closing by the Company or an Operating Affiliate of financing adequate to complete the related project either during (i) the Term, or
(ii) within three (3) years following expiration or termination of the Term with respect to any facility for which the Company or any affiliate has presented a definitive proposal during the Term. The Employee shall be entitled to receive a Project Completion Bonus when each processing line becomes operational and accepted by the customer either during the Term, or
(ii) within three (3) years following the expiration or termination of the Term with respect to any facility for which the Company or an Operating

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Affiliate has presented a definitive proposal during the Term.  Each
Project Completion Bonus shall become due and payable when each such processing line becomes operational and accepted by the customer.

       C. The Company hereby transfers to the Employee a 2.5% interest in the Company's dividends paid and in any liquidation proceeds in respect of its common equity whether evidenced by this Agreement or subsequently evidenced by shares of common stock of the Company or any Operating Affiliate ("Employee's Equity"). Within sixty (60) days following a Financial Closing the Company shall issue, and, if applicable, cause any Operating Affiliate receiving financing pursuant to the Financial Closing to issue, to Employee a number of shares of the Company's, and, if applicable, such Operating Affiliate's, common stock which following such issuance will equal 2.5% of the then outstanding common stock of the Company, and, if applicable, such Operating Affiliate ("Employee Shares"). Following issuance of Employee Shares, the Employee's Equity shall be evidenced exclusively by the Employee Shares. Prior to issuance of Employee Shares, the Employee's Equity shall not be transferable. Following issuance of Employee Shares, but prior to the class of securities evidenced by Employee Shares being registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 (a "Public Registration"), the Employee Shares shall not be transferable without the prior approval of the Board of Directors of the Company. Following a Public Registration, Employee Shares shall be transferable subject to any restrictions under applicable securities laws. Notwithstanding the foregoing, if (i) there is no Financial Closing prior to the third anniversary following expiration or termination of the term of this Agreement or (ii) the Financial Closing relates to a project with respect to which the Company or an Operating Affiliate did not make a definitive proposal during the Term, the Employee shall forfeit and retain no interest in the Employee's Equity after such expiration or termination.

VII.   FRINGE BENEFITS

       In addition to the compensation as defined above, the Employee shall be entitled to the following fringe benefits:

       A. The Employee shall be eligible to participate in the Company's health plans, life and disability insurance programs, retirement plans, vacation plans and other employee benefit plans (collectively the "Employee Plans") available to senior executive employees in accordance with the terms and provisions thereof. While the Company remains a wholly owned subsidiary of Interstate General Company L.P. ("IGC"), the Employee Plans shall be the employee benefit plans provided by IGC to its senior executives.

       B. The Company will provide the Employee (i) an automobile allowance of $700 per month, payable semi-monthly concurrent with the Employee's Annual Base Salary, (ii) a nationally recognized gasoline credit card, and (iii) an internationally recognized credit card to pay for expenses incurred by the Employee in connection with Company business (collectively the Specified Benefits").







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VIII.       SEVERANCE

       Upon termination of the Employee's employment hereunder, all payment and benefit obligations of the Company hereunder shall immediately terminate except as follows:

       A. In the event of a termination of the Employee's employment due to the Employee's death or disability, he Employee, or his estate shall (i) continue to receive his Annual Base Salary and benefits (excluding the Specified Benefits) for which the Employee remains eligible under the terms of the Company's benefit plans (collectively, "Severance Compensation") for a period commencing on the effective date of the Employee's termination determined by the Board (the "Termination Date") and ending six (6) months following the Termination Date, (ii) remain entitled to receive any Project Financing Bonus or Project Completion Bonus in accordance with Section VI B hereof and the Employee's Equity in accordance with Section VI C hereof; and

       B. In the event of a Qualifying Termination (defined below) by the Company, the Employee shall (i) receive Severance Compensation for a period commencing on the Termination Date and ending one year following the Termination Date, and (ii) remain entitled to receive any Project Financing Bonus or Project Completion Bonus in accordance with Section VI B hereof and the Employee's Equity in accordance with Section VI C hereof.

       For purposes of this Agreement, "Qualifying Termination" shall mean any termination of the Employee by the Company other than for "cause" or any termination by the Employee for "Good Reason." For purposes hereof, "cause" shall be defined as (1) conviction of a felony, other crime involving theft or fraud, or other crime of moral turpitude involving the Company, and/or (2) engaging in fraud or conduct with the intent of causing substantial harm to the Company. In the event the Company elects to terminate the Employee's employment for cause, such termination may be made effective immediately, and no advance notice shall be required.

       For purposes of this section VIII, Employee shall have terminated the employment for a Good Reason if:

      A. the Employee terminates the employment relationship within 2 years following the occurrence of (i) a transaction or series of transactions other than as a result of a Financial Closing or other equity investment in the Company which result in neither Interstate General Company L.P. ("IGC") nor the family of James J. Wilson exercising at least fifty percent (50%) of the voting control of the Company; or (ii) a transfer of all or substantially all of the assets of the Company or the merger of the Company into another entity other than an entity at least 50% of the voting control of which is held by either IGC or the Wilson family; or

      B. the Employee terminates the employment relationship within 6 months following the occurrence of (i) the Company materially reducing, diminishing, terminating or otherwise impairing the Employee's duties, titles and/or responsibilities despite his written objection delivered to the Board of Directors (ii) the Company instructing the Employee despite his written objection delivered to the Board of Directors to take any action which is in violation of any law, ordinance or regulation or would require any act of dishonesty or moral turpitude; or (iii) the Company committing a material breach of any of the provisions of this Agreement.

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IX.    RETURN OF COMPANY MATERIALS

       Upon termination of his employment for any reason, the Employee shall return to the Company all Company Records (defined below) and all other items of personal property, including all Company credit cards, telephone cards, keys, identification cards and software, that were in the Employee's possession, custody or control as of the termination date and that were generated or acquired by the Employee for use in connection with his employment by the Company (collectively "Company Materials"). "Company Records" shall mean all copies of all written materials, notes, notebooks, minutes, letters, memoranda, books of account, litigation records, files, drawings, photographs, video recordings, audio recordings, electronically or magnetically stored data, charts, plans, specifications, maps and other documents relating to the Company or any of its affiliates, or any of their respective officers, personnel, customers, suppliers, contractors, counsel, accountants or other parties having any business relationship with the Company or any of its affiliates (collectively "Covered Persons"); provided that, Company Records shall not include any written materials or other documents relating to the foregoing that have been made generally available to the public without violating any property rights of the Company.


X.     INDEMNIFICATION

       The Company agrees to indemnify the Employee, with respect to his performance of his duties described herein, to the maximum extent permitted by law.


XI.    ARBITRATION; REMEDIES

       A. Any dispute or controversy arising between the Employee and the Company relating to this Agreement or otherwise to the Employee's employment by the Company shall be submitted to private, binding arbitration, upon the written request of either the Employee or the Company, before a panel of three arbitrators, under the administration of and in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). In the event of such dispute or controversy, the Company and the Employee shall independently and simultaneously select and identify one arbitrator each, both of whom must have no past or present familial business relationships with the parties and must possess expertise in the area of compensation of senior management employees. In the event that a party has not selected its arbitrator within 60 days of initiation of the arbitration, the AAA shall select such arbitrator. These two arbitrators shall jointly agree upon and select a third arbitrator who also possesses such credentials. These three arbitrators shall hear and decide the dispute or controversy by majority vote, and their decision and award shall be final and conclusive upon the parties, and their heirs, administrators, executors, successors, and assigns. The arbitrators shall have no power or authority to add to, subtract from, or otherwise modify the terms of this Agreement. Wherever the Commercial Arbitration Rules of the AAA conflict with the procedures set forth in this section, the terms of this section shall govern. The Employee and the Company agree that the arbitration must be initiated by personally delivering a statement of claim to the AAA and to the party against whom the claim is asserted no later than ninety (90) days after the basis of the claim becomes known, or reasonably should have been known or discovered, by the party asserting the claim. In the event arbitration is

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not initiated within such ninety (90) day period, such claim, dispute, or controversy shall be irrevocably time-barred. A judgment based upon such arbitration award may be entered in any court having jurisdiction thereof.

       B. Notwithstanding the foregoing, any action brought by the Company seeking a temporary restraining order, temporary and/or permanent injunction, and/or a decree of specific performance of the terms of this Agreement may be brought in a court of competent jurisdiction without the obligation to proceed first to arbitration.

       C. In addition to any other remedy available at law or equity, or otherwise hereunder, in the event of any breach by the Employee not cured within 30 days following notice by the Company of his obligations under any of Sections V.C, V.E, or IX hereof, the Employee shall forfeit any right to Severance Compensation and Project Completion Bonuses hereunder.


XII.   ASSIGNABILITY AND BINDING EFFECT

       Neither party may assign this Agreement, or any obligation or rights hereunder, to any other person or entity without the express written consent of the other party. This Agreement shall be binding upon the parties and their heirs, executors, administrators, and successors.


XIII.       GOVERNING LAW

       This Agreement shall be governed by the laws of the State of Maryland.


XIV.   CAPTIONS

       All captions contained in this Agreement are for convenience only and in no way define or describe the intent of the parties or specific terms hereof.


XV.    SEVERABILITY

       If any provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions shall not be affected thereby.


XVI.  ENTIRE AGREEMENT

      This Agreement contains the entire agreement between the parties relating to the subject matter hereof. All prior negotiations or stipulations concerning any matter which preceded or accompanied the execution hereof are conclusively deemed to be superseded hereby.

      No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and such officer or director as may be specifically designated by the Board of Directors.



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XVII.       NOTICES; MISCELLANEOUS

      For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered by hand or facsimile transmission or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


      If to the Company:

            Interstate Waste Technologies, Inc.
            222 Smallwood Village Center
            Waldorf, Maryland 20602

       If to the Employee:

            Mr. Francis C. Campbell
            401 Knolls Road
            West Chester, PA 19382

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

XVIII. WITHHOLDING

      Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first set forth below, and the parties represent that they have the capacity and authorization, whether it be personal or by the Board of Directors of the Company, to execute this Agreement.

                             INTERSTATE WASTE TECHNOLOGIES, INC.


Date:  October 11, 1996      /s/ Thomas B. Wilson
      ------------------     -----------------------------------
                             Thomas B. Wilson
                             Title:


Date:  October 11, 1996      /s/ Francis C. Campbell
      ------------------     -----------------------------------
                             Francis C. Campbell

In order to induce the Employee to enter into this Employment Agreement, Interstate General Company L.P., a Delaware limited partnership ("IGC"), hereby unconditionally guarantees the performance of the obligations of the Company under this Employment Agreement; provided that upon the earlier of
(i) the Financial Closing, or (ii) a sale or other disposition by IGC of the shares or substantially all of the assets of the Company as a going concern and assumption of this guarantee obligation by the acquirer, this guarantee shall automatically become void and of no further effect and IGC shall be released of all obligations hereunder.

                             INTERSTATE GENERAL COMPANY L P.

                             By:   Interstate General Management
                                   Corporation,
                                   its managing general partner


Date:  October 11, 1996            /s/ James J. Wilson
      ------------------           ----------------------------------------
                                   James J. Wilson
                                   Title:  Chairman